UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
June 22, 2011

HEMISPHERX BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27072	52-0845822
(state or other juris-	(Commission	(I.R.S. Employer
diction of incorporation)	File Number)	(Identification No.)

1617 JFK Boulevard, Philadelphia, Pennsylvania	19103
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (215) 988-0080

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

See Item 5.02 below.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 22, 2011, the Company’s Board of Directors approved the issuance of options to Dr. William A. Carter, our Chief Executive Officer and Chairman of the Board, and Thomas K. Equels, our General Counsel, Secretary and Executive Vice Chairman of the Board, as required by their respective existing contractual agreements.

Agreement with and option to Dr. William A. Carter

Dr. Carter’s employment agreement provides:

“The Employee is hereby granted non-qualified stock options as additional compensation for the services to be performed hereunder, the Company shall issue to the Employee,  non-qualified annual options valid for a ten year period to purchase 500,000 shares of the Company common stock with an exercise price equal to 110% of the closing price of the Company stock on the NYSE/ Amex on June 10, 2010, the effective trading date immediately preceding the date this agreement was effectively approved by the Board of Directors.  For future years of this agreement, a similar option shall be awarded on July 15th of each year thereafter based upon an exercise price equal to 110% of the closing price of the Company stock on the NYSE Amex on the effective trading date immediately preceding the date of the grant, for each respective year for which Dr. Carter remains an active employee at that date.”

Provided that Dr. Carter remains an active employee as of July 15, 2011, the Board of Directors approved the issuance to him of an Option to purchase 500,000 shares of Company Common Stock based upon an exercise price equal to 110% of the closing price of the Company stock on the NYSE Amex on the effective trading date immediately preceding the date of the annual grant on July 15, 2011.  The Option would vest immediately, have a “cashless provision”, a life of ten years and be issued from the Company’s 2009 Equity Incentive Plan.

Agreement with and option to Thomas K. Equels

Thomas K. Equels’ employment agreement provides:

“The Employee is hereby granted non-qualified stock options as additional compensation for the services to be performed hereunder, the Company shall issue to the Employee,  non-qualified annual options valid for a ten year period to purchase 300,000 shares of the Company common stock with an exercise price equal to 110% of the closing price of the Company stock on the NYSE Amex on June 10, 2010, the effective trading date immediately preceding the date  this agreement was effectively approved by the Board of Directors.  A similar option shall be awarded each year based upon an exercise price equal to 110% of the closing price of the Company stock on the NYSE Amex on the effective date immediately preceding the date of the grant, for each respective year for which Equels remains an active employee at that date.”

Mr. Equels remained an active employee as of June 10, 2011 and, accordingly, the Board of Directors approved the issuance of an Option to him to purchase 300,000 shares of Company Common Stock based upon an exercise price equal to 110% of the closing price of the Company stock on the NYSE Amex on the effective trading date immediately preceding the date of the annual grant on June 10, 2011 ($0.41 per share exercise price).  The Option vests immediately, has a “cashless provision”, a life of ten years and has been issued pursuant to the Company’s 2009 Equity Incentive Plan.

 Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Item 8.01 Other Events.

On June 22, 2011, our Board of Directors approved an amendment to our Restated and Amended Bylaws (the “Bylaws”) solely to reduce the quorum required for our 2011 annual meeting of stockholders from a majority to 40%.  The reason for the reduced quorum is the concern that the Company will not be able to obtain the usual 50% quorum and the 2011 annual meeting will have to be postponed.  The Company had to adjourn its 2008 annual meeting of stockholders on three occasions due to a lack of a quorum until it amended its Bylaws to reduce the quorum for that meeting to 44%.  The Board again amended its Bylaws to reduce the quorum requirement solely for the 2009 Meeting and then additionally for the 2010 Meeting.

The foregoing description is qualified in its entirety by reference to the amendment approved by the Board as contained in the Restated and Amended Bylaws, a copy of which is attached and incorporated herein as Exhibit 3.1 to this Form 8-K.

Item 9.01.            Financial Statements and Exhibits.

(c) Exhibits:

3.1	Amended and Restated Bylaws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEMISPHERX BIOPHARMA, INC.

June 24, 2011	By:	/s/ Charles T. Bernhardt
Charles T. Bernhardt
Chief Financial Officer